UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

September 27, 2018

Date of Report (Date of earliest event reported)

PENNS WOODS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-17077	23-2226454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

300 Market Street, P.O. Box 967, Williamsport, Pennsylvania		17703-0967
(Address of principal executive offices)		(Zip Code)

(570) 322-1111

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item  5.02                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2018, Penns Woods Bancorp, Inc. (the “Company”), Jersey Shore State Bank (the “Bank”), a wholly-owned subsidiary of the Company, and Richard A. Grafmyre, Chief Executive Officer of each of the Company and the Bank, entered into an amended and restated employment agreement (the “Restated Employment Agreement”).  The Restated Employment Agreement supersedes and replaces, effective October 1, 2018, Mr. Grafmyre’s existing employment agreement with the Company and the Bank, which was effective November 1, 2014.

The term of the Restated Employment Agreement expires April 30, 2023.  The Restated Employment Agreement renews annually beginning May 1, 2023, provided that either party can terminate the agreement upon ninety days’ prior written notice after May 1, 2023.  The Restated Employment Agreement can also be terminated by the Company or the Bank at any time for specified events of “cause” or in the event of Mr. Grafmyre’s disability.

Mr. Grafmyre’s annual base salary under the Restated Employment Agreement is $825,000. The Restated Employment Agreement provides for participation in employee benefit plans and programs maintained by the Company and the Bank for the benefit of their executive officers, including bonus programs, participation in health, disability benefit, life insurance, pension, profit sharing, retirement and stock-based compensation plans and certain fringe benefits, including use of an automobile and club dues.   Commencing May 1, 2020, Mr. Grafmyre will be employed as a senior executive officer of the Company and the Bank in such positions and with such titles as may be designated by the boards of directors of the Company and JSSB, with a work schedule of thirty-two hours per week.  At such time, Mr. Grafmyre’s annual base salary will be reduced to 80% of the amount in effect on May 1, 2020.

The Restated Employment Agreement provides that if, on or within 24 months following a “change in control” of the Company, the Company or the Bank terminates Mr. Grafmyre for a reason other than cause or disability, or if Mr. Grafmyre resigns after the occurrence of specified circumstances that constitute constructive termination (i.e., “good reason”), Mr. Grafmyre will receive a lump-sum cash payment equal to two times the sum of (i) his then current base salary and (ii) the average of the last three annual bonuses paid to him preceding his termination of employment.  He would also be entitled to a continuation of health insurance benefits for a period of twenty-four months.  If the Company or the Bank terminates Mr. Grafmyre for a reason other than cause or disability absent a “change in control,” Mr. Grafmyre will continue to receive his then current base salary and health insurance benefits for the greater of the remaining term of the Restated Employment Agreement or six months.

The Restated Employment Agreement provides for the reduction of any “change in control” payments to Mr. Grafmyre to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code that would result in the imposition of an excise tax under Section 4999 of the Code.

Upon termination of employment, Mr. Grafmyre will generally be subject to certain non-competition and non-solicitation covenants for six months. In the event Mr. Grafmyre’s employment terminates as a result of a notice of non-renewal of the Agreement by the Company or the Bank, the covenants will terminate upon his termination of employment.

A copy of the Restated Employment Agreement is attached hereto as Exhibit 10.1The foregoing description is qualified by reference to the Restated Employment Agreement.

Item 9.01              Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Amended and Restated Employment Agreement between Penns Woods Bancorp, Inc., Jersey Shore State Bank, and Richard A. Grafmyre, dated October 1, 2018.

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement between Penns Woods Bancorp, Inc., Jersey Shore State Bank, and Richard A. Grafmyre, dated October 1, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNS WOODS BANCORP, INC.

Dated: September 28, 2018

	By:	/s/ Brian L. Knepp
Brian L. Knepp
President and Chief Financial Officer